LIPA ACQUISITION CORP.

                            FINANCING AGREEMENT NOTE

      FOR VALUE RECEIVED, the undersigned LIPA Acquisition Corp., a New York business corporation (the "Subsidiary"), hereby promises to pay to the order of the Long Island Power Authority, a corporate municipal instrumentality of the State of New York (the "Authority"), on or before each due date for the payment of the principal of and redemption price, if any, or interest on, or other payments required under, Authority Obligations (as defined in the Financing Agreement hereinafter referred to), until the same shall have been paid in full or provision for the payment thereof in full shall have been made in accordance with the Resolution (as defined in the Financing Agreement) or the provisions thereof, payments in an amount which, when added to any moneys then on deposit under the Resolution and available therefor, including any dividends theretofore paid to the Authority and held thereunder, shall be equal to the amount payable on such due date with respect to the Authority Obligations as provided in the Resolution, including amounts due for the payment of the principal of and sinking fund installments and premium, if any, and interest on the Bonds. In addition, the Subsidiary shall pay or cause to be paid to the Authority, as and when the same shall become due, all other amounts due and payable by the Authority under the Resolution and all other documents entered into by the Authority in connection with the Authority Obligations, together with interest thereon at the then applicable rate.

      In order to assure a source of payment of and security for this Note, in accordance with, and as more particularly set forth in, the Financing Agreement, the Subsidiary has given, granted, conveyed and transferred to the Authority all of its right, title and interest in and to the Revenues and certain other assets and interests. The Subsidiary hereby agrees that the Authority may apply such Revenues and any amounts received by the Authority in respect of such other assets and interests to the payment hereof in accordance with the Resolution.

      This Note is issued pursuant to Section 2.2 of the Financing Agreement by and between the Authority and the Subsidiary, dated as of May 1, 1998, as amended and supplemented (the "Financing Agreement").

      The principal amount from time to time due and owing hereunder, the scheduled amortization thereof and related interest rates (or the method of determining the same) shall evidenced by the periodic delivery to the Subsidiary of a certificate of an Authorized Officer of the Authority setting forth the same. Payments shall be made at such time or times, such office or offices and in such manner as shall be specified by the Authority.

      During the occurrence and continuance of any event of default as defined in the Financing Agreement, the Authority (or any permitted assignee under the Financing Agreement) may exercise any of the remedies provided in the Financing Agreement.

      THIS NOTE SHALL NOT BE A DEBT OF THE STATE OF NEW YORK OR ANY MUNICIPALITY, AND NEITHER THE STATE OF NEW YORK NOR ANY MUNICIPALITY SHALL BE LIABLE THEREON. NEITHER THE CREDIT, THE

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REVENUES  NOT THE  TAXING  POWERS OF THE  STATE OF NEW YORK OR ANY  MUNICIPALITY
SHALL BE, OR SHALL BE DEEMED TO BE, PLEDGED TO THE PAYMENT OF THIS NOTE.

      No recourse shall be had for the payment of this Note, or for any claim based on this Note or on the Financing Agreement, against any director or officer of the Subsidiary.

      This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

      IN WITNESS WHEREOF, the Subsidiary has caused this Note to be duly executed and their corporate seals to be affixed hereto.

DATED as of:  May 28, 1998

                                        LIPA ACQUISITION CORP.

                                        By: /s/Richard M. Kessel
                                            -------------------------------
                                            Chairman

(SEAL)

Attest:

/s/ Laurie Leat
----------------------------------
     Secretary


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